Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Announces Agreement to Acquire Value Plastics, Inc.

•	Highly profitable growth company expands Nordson’s position in global medical markets

•	Best-in-class margins enhance Nordson’s high quality financial profile

•	Transaction expected to be accretive within the first twelve months post-acquisition

•	Value Plastics will operate as part of Nordson’s Advanced Technology Systems segment

Westlake, Ohio, USA – July 20, 2011 — Nordson Corporation (Nasdaq: NDSN) today announced it has entered into a definitive agreement to acquire Value Plastics, Inc., (“Value Plastics”), a leading designer and manufacturer of precision engineered, plastic molded, single-use fluid connection components used primarily in critical flow control applications for healthcare and medical device markets. Headquartered in Fort Collins, Colorado, Value Plastics employs approximately 75 people. The transaction is expected to close during Nordson’s fourth fiscal quarter.

“Value Plastics has generated outstanding growth over an extended period by providing differentiated, single-use, precision molded plastic components that are delivered through a highly efficient sales process and supported by exceptional customer service. This model represents the same highly successful approach that we employ within our Nordson EFD product line today,” said Nordson President and CEO Michael F. Hilton. “In addition, Value Plastics supports Nordson’s strategic objective of building upon our medical and life sciences platform and complements our existing growing positions in biomaterial delivery devices and medical device assembly. Value Plastics is an ideal addition to the Nordson portfolio, where our global reach and infrastructure will provide opportunities to leverage the business’ profitable growth beyond its primary domestic markets served and into general industrial markets. In line with this strategy, Value Plastics will operate as part of Nordson’s Advanced Technology Systems segment, which operates on a global basis.”

The $250 million purchase price, subject to adjustment as provided in the purchase agreement, will be financed with availability under an existing $400 million revolving credit facility. The transaction is expected to be accretive to Nordson’s earnings in the first full year of acquisition.

Value Plastics’ product line includes quick connect fittings, luer fittings, check valves, tube-to-tube fittings, threaded fittings and blood pressure monitoring components. These products are generally low dollar cost, high value-add, mission-critical components of the larger systems they enable. Major applications for these products include general insufflation, irrigation and aspiration sets, single-use container systems, anesthesia, cardiovascular surgery, ophthalmic surgery, cataract surgery and blood management.

Additional background information regarding the Value Plastics transaction can be found on Nordson’s investor web site at www.nordson.com/investors. As is customary in transactions of this nature, certain information regarding Value Plastics is subject to restrictions on disclosure until closing. Following closing of the transaction, additional financial information, including audited financial statements, will be provided by Nordson in its filings with the Securities and Exchange Commission.

Information in this press release may contain “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Examples include statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, the benefits and impact of the proposed transaction, including accretion to earnings, the ability to achieve the synergies and value creation that are contemplated by the parties and Nordson’s ability to promptly and effectively integrate Value Plastics’ business. Additional examples of forward-looking statements are statements identified by words or phrases such as “are expected to,” “will likely result,” “is anticipated,” “estimates,” “will continue,” “outlook,” “project,” or similar expressions.

These forward looking statements are based on current expectations and involve risks and uncertainties. Consequently, Nordson Corporation’s actual results could differ materially from the expectations expressed in the forward-looking statements. No assurances can be given that the events anticipated by the forward-looking statements will transpire, or if any of them do so, what impact they will have on the results of operations or financial condition of Nordson. Factors that could cause the Company’s actual results to differ materially from the expected results include, but are not limited to: the ability of the parties to obtain all necessary regulatory consents to the proposed transaction; the overall strength and stability of general economic conditions, both in the United States and in global markets, including the timing and strength of the current recovery; fluctuations in currency exchange rates; a sales mix different from assumptions; deferral of orders; customer-requested delays in system installations; and unanticipated delays. All such statements speak only as of the date made, and Nordson undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these statements and other factors can be found in Nordson’s filings with the SEC.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. For more information on Nordson, visit www.nordson.com or follow us at www.twitter.com/Nordson—Corp or www.facebook.com/Nordson.

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